Exhibit 12
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                PROCEDURE FOR THE EXERCISE OF THE RIGHT OF FIRST
           REFUSAL FOR ADS HOLDERS RELATED TO THE PUBLIC TENDER OFFER COMMENCED BY PRIMOR INVERSIONES, C.A. ON FEBRUARY 21, 2001

         The Board of Directors informs that in connection with the public tender offer commenced by Primor Inversiones, C.A., a company incorporated in Caracas, registered in the Commercial Registry of the State of Miranda on January 9, 2001 ("Primor" or the "Initiator") for all Mavesa ADSs (the "ADSs") for a price of US$8.5013248220 per ADS (the "U.S. Offer") and in connection with the exercise of the right of first refusal as set forth in Article 6 of the Corporate Bylaws1 of Mavesa, S.A. ("Mavesa") (the "Right of First Refusal"), the terms and requirements for the holders of ADSs represented by ADRs to exercise their Right of First Refusal will be as follows:

         No later than 4:00 P.M. (New York time) on the second business day prior to the expiration date of the U.S. Offer (the "Expiration Date"), the party exercising the Right of First Refusal (the "Interested Party") must submit to The Bank of New York (the "Rights Agent"):

         (i) written notice setting forth that the Right of First Refusal will be exercised and the number of ADSs with respect to which such Right of First Refusal will be exercised.

         (ii) a completed Form for the Exercise of the Right of First Refusal (together with a copy of the written notice indicated in paragraph (i) above) pursuant to which the holder of ADSs shall undertake to purchase a number of shares in the form of ADSs which is in proportion to the number of shares and ADSs (taking in account the number of shares per ADS) tendered in the Offer that is in the same proportion to his or her holdings of shares (taking in account the number of shares per ADS) upon the same price and terms and conditions set forth in the U.S. Offer.

         (iii) as a guarantee, an amount in U.S. Dollars equivalent to such amount that results from multiplying the price of the U.S. Offer times the number of ADSs pursuant to which the Right of First Refusal shall be exercised by delivering a check issued in U.S. Dollars by a bank recognized by the market payable to the Rights Agent. In the event that such check is not delivered during the above-referenced period, the Interested Party shall be deemed to have waived his or her Right of First Refusal. The amounts deposited in guarantee shall not accrue interest.

         In the event that that the Offer is completed, the Rights Agent shall pay the purchase price of the ADSs acquired by the Interested Party pursuant to the Right of First Refusal by applying the amount deposited as a guarantee by the Interested Party.



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1    Article 6 (...) The shareholders hereby grant to each other and their heirs and assigns, or assignees, a preferential right to purchase, proportional to their shareholdings and under the same price and terms and conditions as set forth by the Initiator, the shares that other shareholders wish to sell or exchange to the Initiator in the public offers for acquisition, exchange and change in control commenced with respect to the Company (...)"


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         The Rights Agent will return to the Interested Party any amount remaining from the deposited funds after payment of the purchase price within two (2) business days following the date the Offer was terminated, for any reason, or any amount in excess of the prices owed to the holder.

         The Form for the Exercise of the Right of First Refusal and Power of Attorney will be available to the Interested Party at the offices of The Bank of New York at 101 Barclay Street, 21st Floor, New York, New York 10286, Attn:
Perry Palma Gil, 212-851-4372.

         The Form for the Exercise of the Right of First Refusal must be signed by the owners of record.

         The Right of First Refusal will not be deemed to have been duly exercised unless all the requirements and terms and conditions hereof and the requirements set forth by law have been complied with, including, without limitation payment of the purchase price for the ADSs within the above-referenced period.

         The ADS holders that exercised the Right of First Refusal may withdraw the exercise of the Right of First Refusal by sending notice of such effect to the Rights Agent on or before the Expiration Date to the above-referenced addresses.

         In the event that the ADS holder that exercised the Right of First Refusal sold part of his or her ADSs on or before the Expiration Date, he or she must again exercise his or her Right of First Refusal on or before the Expiration Date for the ADSs that have not been sold.

         This notice hereof does not constitute a recommendation of the exercise of the Right of First Refusal.



                              The Rights Agent is:
                              The Bank of New York
                         101 Barclay Street, 21st Floor
                            New York, New York 10286

                                    Telephone
                                  212-815-4372

                                    Facsimile
                                  212-571-3050





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